U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940


     1. Name and Address of Reporting Person

        Providian Corporation
        (Last)      (First)   (Middle)

        400 West Market Street
        (Street)

        Louisville   Kentucky   40202
        (City)       (State)    (Zip)

     2. Date of Event Requiring Statement
        (Month/Day/Year)

        04/17/97

     3. IRS or Social Security Number of Reporting Person (Voluntary)

        51-0108922

     4. Issuer Name and Ticker or Trading Symbol

        Providian Bancorp, Inc.

     5. Relationship of Reporting Person to Issuer (Check all applicable)

        / / Director
        /X/ 10% Owner
        / / Officer (give title below)
        / / Other (specify below)

     6. If Amendment, Date of Original (Month/Day/Year)

     7. Individual or Joint/Group Filing

        /X/  Form filed by one reporting person
        / /  Form filed by more than one reporting person


    Table I -- Non-Derivative Securities Beneficially Owned
    1. Title of Security    2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial
       (Instr. 4)              Beneficially Owned        Form: Direct         Ownership (Instr. 5)
                               (Instr. 4)                (D) or Indirect
                                                         (I) (Instr. 5)
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       Common Stock,                5,000                     D
       $1 par value
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    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


    FORM 3 (Continued)

    Table II--Derivative Security Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
    1. Title of Derivative   2. Date Exer-   3. Title and Amount of   4. Conver-     5.  Owner-     6.  Nature of
       Security (Instr. 4)      cisable and     Securities Underlying    sion or         ship           Indirect
                                Expiration      Derivative Security      Exercise        Form of        Beneficial
                                Date            (Instr. 4)               Price of        Deriv-         Ownership
                                (Month/Day/                              Deri-           ative          (Instr. 5)
                                Year)                                    vative          Security:
                                                                         Security        Direct
                                Date    Expira-    Title       Amount                    (D) or
                                Exer-   tion                   or                        Indirect
                                cisable Date                   Number                    (I)
                                                               of                        (Instr. 5)
                                                               Shares
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    Explanation of Responses:



                               Providian Corporation
                               BY: /s/ Irving W. Bailey II    April 7, 1997
                               ** Signature of Reporting      Date
                                  Person
                                  Irving W. Bailey II
                                  Chairman and Chief Executive Officer



    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.